EXHIBIT J

                                WAIVER AGREEMENT

                  This Waiver Agreement (hereinafter referred to as the "Agreement") is entered into this 16th day of August, 1996 by and between The New World Power Corporation, a Delaware corporation, whose principal place of business is 558 Lime Rock Road, Lime Rock, Connecticut 06039 (hereinafter referred to as "New World") as one party; Photocomm, Inc., an Arizona corporation with its principal place of business at 7681 East Gray Road, Scottsdale, Arizona 85260 (hereinafter referred to as "the Company"); Robert R. Kauffman, an individual, with an address at c/o 7861 East Gray Road, Scottsdale, Arizona 85260; and Programmed Land Inc., a Minnesota corporation with offices at 9414 East San Salvador, Scottsdale, Arizona 85258 (the Company, Kauffman and
Programmed Land, Inc. hereinafter collectively referred to as the "Waiving Party") as the second party.

                              W I T N E S S E T H:

                  WHEREAS, New World and the Waiving Party did enter into a Stock Purchase Agreement dated October 15, 1993 (hereinafter referred to as "the Stock Purchase Agreement"); and

                  WHEREAS, Section 7.3 did give the Waiving Party certain rights including a Right of First Refusal if New World were to sell such stock as it purchased under that Agreement; and

                  WHEREAS, New World desires to sell all of its stock to Golden Technologies Company, Inc. (hereinafter referred to as "GTC"); and

                  WHEREAS, the Waiving Party for the offering of $1 of consideration, the receipt of which is hereby acknowledged, is prepared to waive all of the Right of First Refusal contained in Section 7.3 of the noted Stock Purchase Agreement on such stock as is currently owned by New World; and

                  WHEREAS, New World is prepared to offer such consideration in order to obtain the waiver of this Right of First Refusal by the Waiving Party,

                  NOW THEREFORE, the parties hereto intending to be legally bound as of the date first noted above in consideration of the mutual covenants and promises hereinafter recited agree as follows:

                  The Waiving Party acknowledges that its Right of First Refusal contained in Section 7.3 of the Stock Purchase Agreement of October 15, 1993 is deemed satisfied in all respects and they hereby agree to waive all their rights relative to those shares which New World proposes to sell to GTC upon payment of the consideration.

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                  In  consideration  for the waiver from the Waiving Party,  New
World shall pay to the Waiving Party the sum of $600,000 cash at the Closing of the contemplated purchase of New World's Photocomm shares by GTC. Such consideration shall be paid as follows:

                           to Robert Kauffman - $300,000
                           to Programmed Land, Inc. - $300,000.

                  The Waiving Party agrees to use all reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the proposed sale of shares by New World to GTC and to cooperate with New World and GTC in connection with the foregoing. Such actions specifically include the prompt filing of any and all forms, information, etc. required under the Hart-Scott-Rodino Act (15 U.S.C. 18(c)). Nothing contained herein, however, shall require the Waiving Party to consummate any agreement with GTC concerning issuance of additional shares of the Company or governance of the Company.

                  The Waiving Party agrees to the cancellation of the Stock Purchase Agreement simultaneous with the closing of the GTC transaction.

                  If the proposed sale of shares by New World to GTC is not consummated by January 30, 1997, then this Agreement shall be null and void. The Waiver only applies to the sale of shares by New World to GTC.

                  This Agreement (and the Waiver) shall automatically terminate if New World exercises its option to purchase 1.5 million shares of Photocomm stock pursuant to the terms of the Stock Purchase Agreement.

                  This Agreement is not effective until executed by all parties.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by the respective duly authorized officers or individuals as of the date first above written.


                                        NEW WORLD POWER CORPORATION



                                        By: /S/ VITOLD JORDAN
                                        ---------------------
                                        Name:  Vitold Jordan
                                        Title: Interim Chief Executive
                                               Officer


                                        PHOTOCOMM, INC.


                                        By: /S/ ROBERT R. KAUFFMAN
                                        --------------------------
                                        Name:  Robert R. Kauffman
                                        Title: President, CEO

                                        PROGRAMMED LAND, INC.


                                        By: /S/ DONALD E. ANDERSON
                                        --------------------------
                                        Name:  Donald E. Anderson
                                        Title: President

                                        ROBERT R. KAUFFMAN


                                        By: /S/ ROBERT R. KAUFFMAN
                                        --------------------------
                                                Robert R. Kauffman